FORM 10f-3

THE BLACKROCK FUNDS

Record of Securities Purchased
Under the Trust's Rule 10f-3 Procedures

1.	Name of Purchasing Portfolio:  BlackRock Asset
Allocation Portfolio (International OPPS) (BR_AA_IO),
BlackRock Global Opportunities Portfolio (Equity)
(BR_GO_EQ), BlackRock International Opportunities
Portfolio (BR_ISCE)
2.	Issuer:    Xinyuan Real Estate Co., Ltd
3.	Date of Purchase:  Dec. 11, 2007
4.	Underwriter from whom purchased:  Deutsche Bank
Securities Inc.
5.	Name of Affiliated Underwriter (as defined in the
Trust's procedures) managing or participating in syndicate: Merrill Lynch, Pierce, Fenner & Smith
Incorporated

6.	Aggregate principal amount of purchased (out of total
offering):   158,200 shares out of 17,500,000 shares.
7.	Aggregate principal amount purchased by funds advised
by BlackRock and any purchases by other accounts with
respect to which BlackRock has investment discretion
(out of the total offering): 600,000 shares out of
17,500,000 shares.
8.	Purchase price (net of fees and expenses):  $14.00
9.	Date offering commenced:  Dec. 11, 2007
10.	Offering price at end of first day on which any sales
were made:
11.	Have the following conditions been satisfied:
	Yes or No
a.	The securities are part of an issue registered
under
      the Securities Act of 1933, as amended, which
      is being offered to the public, or are Eligible
Municipal
		Securities, or are securities sold in an
Eligible Foreign
      Offering or are securities sold in an Eligible
Rule 144A
		Offering or part of an issue of government
      securities.						YES



	b.	The securities were purchased prior to the
		end of the first day on which any sales
		were made, at a price that was not more
		than the price paid by each other
		purchaser of securities in that offering
		or in any concurrent offering of the
		securities (except, in the case of an
		Eligible Foreign Offering, for any rights
		to purchase required by laws to be granted
		to existing security holders of the
		Issuer) or, if a rights offering, the
		securities were purchased on or before the
		fourth day preceding the day on which the
		rights offering terminated.				YES

	c.	The underwriting was a firm commitment
		underwriting.						YES

	d.	The commission, spread or profit was
		reasonable and fair in relation to that
		being received by others for underwriting similar securities during the same period.
	YES

	e.	In respect of any securities other than
		Eligible Municipal Securities, the issuer of such securities has been in continuous operation for not less than three years
		(including the operations of predecessors).
	YES

f.	Has the affiliated underwriter confirmed
      that it will not receive any direct or indirect
      benefit as a result of BlackRock's participation
      in the offering?					YES



Received from : _ Tallal Malik             	 Date:
__01/09/08_______





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